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THOMAS INDUSTRIES INC.

                                                                         N E W S
                                                                         release


EXECUTIVE OFFICE
4360 Brownsboro Road, Suite 300
Louisville, Kentucky  40207-1603
502/893-4600 o Fax: 502/895-6618



     Louisville, Kentucky, October 7, 2004 - Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries Inc. (NYSE: TII), has announced the signing of a letter of intent to buy the side channel blower business of Ruey Chaang Electric Co. Ltd. of Taipei, Taiwan. It is anticipated that the transaction will close by the end of this year. No other details were given regarding the terms of the purchase.

     Ruey Chaang is a manufacturer of high quality, low cost side channel blowers, with 2003 sales in excess of $7,000,000. The Company has 34 employees.

     "The product offering of Ruey Chaang adds to our line of our side channel blowers produced out of Schopfheim, Germany," commented Brown. "We see opportunities for growth and global distribution of an expanded side channel line," he added.

     Mr. Ming-Yung Lee, General Manager of Ruey Chaang, will assist Thomas Industries for the interim to assure a smooth transition. Ruey Chaang will be merged into the operations of Rietschle Thomas Taiwan.

         Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

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         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing and the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.